UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2011

JETBLACK CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51989	98-0379431
(State or Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Suite 219, 10654 - 82 Avenue, Edmonton, Alberta, Canada, T6E 2A7
(Address of principal executive office)

Registrant’s telephone number, including area code: 780.710.9840

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01 Changes in Control of Registrant

On May 2, 2011, Nigel Farnsworth purchased 108,000,000 shares of common stock of Jetblack Corp. (the “Company”) from Vanessa Avila, the Company’s then sole director and officer, in a private, non-issuer transaction. The purchase price of the shares was $100,000, which was paid in cash from the personal funds of Mr. Farnsworth. On May 2, 2011, the purchased shares represented approximately 70% of the Company’s issued and outstanding common stock.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 3, 2011, Vanessa Avila resigned as President, Secretary and Director of the Company. Effective May 3, 2011, Nigel Farnsworth was elected Director and appointed President, Secretary and Treasurer of the Company. Mr. Farnsworth is a graduate of The School of Business at The University of Exeter in Exeter, United Kingdom and has been involved with numerous business ventures in the both the United Kingdom and the United States. From 2005 to the present Mr. Farnsworth has been a principal at Greenshoe Capital LLC.

Item 8.01 Other Events

On May 4, 2011, Nigel Farnsworth returned 86,327,600 of his common shares to treasury. As of May 6th, 2011, the total number of issued and outstanding shares of the Company is 66,963,000. Mr. Farnsworth now owns 21,672,400 common shares of the Company representing approximately 32% of the Company’s issued and outstanding shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JETBLACK CORP.

Per:

/s/ Nigel Farnsworth
Nigel Farnsworth
President, Secretary, Treasurer and Director

May 6th, 2011